                                                               Exhibit 99(a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       COMPUTER MANAGEMENT SCIENCES, INC.

                                       AT

                                $28 NET PER SHARE

                                       BY

                           THEBETTERPLAN ("TBP"), INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                     COMPUTER ASSOCIATES INTERNATIONAL, INC.

-------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 9, 1999, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF COMPUTER MANAGEMENT SCIENCES, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY THEBETTERPLAN ("TBP"), INC. ("MERGER SUBSIDIARY") AND COMPUTER ASSOCIATES INTERNATIONAL, INC. ("COMPUTER ASSOCIATES"), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

                           --------------------------

     Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing such tendered Shares and all other required documents to the Depositary or follow the procedure for book-entry tender of Shares set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificate(s) representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its addresses and telephone numbers specified on the back cover of this Offer to Purchase.

                           -------------------------

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. KING & CO., INC.

FEBRUARY 9, 1999

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----

INTRODUCTION ............................................................................................1


1.   Terms of the Offer..................................................................................3

2.   Acceptance for Payment and Payment..................................................................5

3.   Procedure for Tendering Shares......................................................................6

4.   Withdrawal Rights...................................................................................9

5.   Certain Tax Consequences...........................................................................10

6.   Price Range of Shares; Dividends...................................................................11

7.   Certain Information Concerning the Company.........................................................11

8.   Certain Information Concerning Merger Subsidiary and Computer Associates...........................14

9.   Source and Amount of Funds.........................................................................16

10.  Background of the Offer; Past Contacts, Transactions or Negotiations with the Company........................................................................................17

11.  Purpose of the Offer; Merger Agreement; Stockholder Option Agreement;
     Consulting and Non-Compete Agreements; Appraisal Rights............................................18

12.  Effect of the Offer on the Market for the Shares; Stock Quotations; Registration
     under the Exchange Act.............................................................................33

13.  Dividends and Distributions........................................................................34

14.  Extension of Tender Period; Termination; Amendment.................................................34

15.  Certain Conditions of the Offer....................................................................36

16.  Certain Legal Matters; Regulatory Approvals........................................................39

17.  Fees and Expenses..................................................................................42

18.  Miscellaneous......................................................................................42


Schedule I  Information Concerning the Directors and Executive Officers
            of Computer Associates and Merger Subsidiary................................................I-1

To the Holders of Common Stock of
COMPUTER MANAGEMENT SCIENCES, INC.

                                  INTRODUCTION

     TheBetterPlan ("TBP"), Inc., a Florida corporation ("Merger Subsidiary") and a wholly owned subsidiary of Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (collectively, except where the context otherwise requires, the "Shares"), of Computer Management Sciences, Inc., a Florida corporation (the "Company"), at $28 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders of the Company (the stockholders of the Company are referred to herein as the "Stockholders") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Computer Associates will pay all charges and expenses of SunTrust Bank, Atlanta (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     PURSUANT TO THE MERGER AGREEMENT, THE COMPANY HAS REPRESENTED TO COMPUTER ASSOCIATES THAT THE ROBINSON-HUMPHREY COMPANY LLC ("ROBINSON-HUMPHREY"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION TO THE EFFECT THAT THE $28 PER SHARE TO BE PAID IN THE OFFER AND THE MERGER IS FAIR TO THE HOLDERS OF THE SHARES FROM A FINANCIAL POINT OF VIEW. THE OPINION OF ROBINSON-HUMPHREY IS SET FORTH IN FULL IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS WITH THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (DEFINED BELOW) AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY COMPUTER ASSOCIATES AND MERGER SUBSIDIARY, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES, ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES (IF ANY) AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE (SUCH TOTAL NUMBER OF OUTSTANDING SHARES BEING HEREINAFTER REFERRED TO AS THE "FULLY DILUTED SHARES") (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"). SEE
SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Company has represented to Computer Associates that, as of February 5, 1999, there were 14,644,054 Shares issued and outstanding, and 1,720,793 Shares reserved for issuance upon the exercise of stock options outstanding under various employee and director stock option plans. Based upon the foregoing, as of February 5, 1999, there were approximately 16,364,847 Fully Diluted Shares. Computer Associates beneficially owns 5,036,622 Shares representing (based upon the foregoing) approximately 30.8% of the Fully Diluted Shares. Computer Associates owns no shares of record, but rather Merger Subsidiary has the right to direct the tender of such 5,036,622 Shares pursuant to an agreement with certain Stockholders, as more specifically described in Section 11. Accordingly, Computer Associates believes that the Minimum Condition would be satisfied (based on the foregoing assumptions) if approximately 3,145,802 Shares (in addition to the Shares referred to in the immediately preceding sentence), or approximately 19.2% of the Fully Diluted Shares, are validly tendered pursuant to the Offer and not withdrawn.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 5, 1999 (the "Merger Agreement"), among the Company, Computer Associates and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors. The Merger Agreement provides, among other things, that, after consummation of the Offer, and after satisfaction or waiver of all conditions to the Merger, Merger Subsidiary will be merged into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Computer Associates, Merger Subsidiary or any subsidiary of either of them or held by the Company as treasury stock (which shall be canceled) or by Stockholders exercising appraisal rights under the Florida Act (defined below)) will be converted into the right to receive $28 in cash or any higher price paid for each Share in the Offer, without interest. If the Minimum Condition is satisfied and Merger Subsidiary purchases Shares pursuant to the Offer, Merger Subsidiary will have the power to approve the Merger without the affirmative vote of any other Stockholder. In the event that Merger Subsidiary owns 80% or more of the Shares then outstanding, the "short-form" merger provisions of the Florida Business Corporation Act (the "Florida Act") would permit the Merger to occur without a meeting or a vote of the Stockholders. See
Section 11.

     Merger Subsidiary and certain Stockholders have entered into an Agreement, dated as of February 5, 1999 (the "Stockholder Option Agreement"), pursuant to which such Stockholders granted to Merger Subsidiary an irrevocable option (the "Stock Option") to purchase, subject to certain conditions, for a price of $28 per Share, or to cause to be tendered pursuant to the Offer, an aggregate of 5,036,622 Shares (the "Stockholder Option Shares") and an additional 576,792 Shares issuable under outstanding employee stock options. The Stockholder Option Shares represent approximately 30.8% of the Fully Diluted Shares. Subject to satisfaction of certain conditions (including the commencement of the Offer), the Stockholder Option is exercisable by Merger Subsidiary at any time until the 30th business day following termination of the Merger Agreement. Under the Stockholder Option Agreement, each such Stockholder granted an irrevocable proxy to Merger Subsidiary to vote in favor of the Merger Agreement and certain related matters.

     At the Effective Time, all outstanding stock options under the Company's various employee and director stock option plans shall, by virtue of the Merger, be assumed by Computer

Associates. The Merger Agreement further provides that holders of vested and exercisable options (including options which become vested and exercisable in accordance with the relevant stock option plans and stock option agreements as a result of consummation of the Offer and the Merger) shall have the opportunity to elect to surrender the options and receive cash based on the Offer price. See
Section 11.

     Upon acceptance for payment by Merger Subsidiary of such number of Shares which satisfies the Minimum Condition, Computer Associates is entitled, pursuant to the Merger Agreement, to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and
(ii) the percentage that the number of Shares owned by Computer Associates or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all necessary action to cause Computer Associates' designees to be elected or appointed to the Company's Board of Directors; PROVIDED that, prior to the Effective Time, the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Computer Associates or Merger Subsidiary nor an employee of the Company (an "Independent Director"). No action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by Computer Associates or Merger Subsidiary shall be effective without the approval of the Independent Director.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer, Merger Subsidiary will accept for payment and purchase, at the time and in the manner set forth in Section 2, all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, March 9, 1999, unless Merger Subsidiary shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary, shall expire.

     The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and expiration or termination of the waiting period applicable to Merger Subsidiary's acquisition of Shares pursuant to the Offer under the HSR Act. If any such condition is not satisfied, Merger Subsidiary may, except as otherwise described below, (i) terminate the Offer and return all tendered Shares to tendering Stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (except the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the

Offer. For a description of Merger Subsidiary's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Section 14. Merger Subsidiary acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Merger Subsidiary to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

     Pursuant to the Merger Agreement, Computer Associates and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that, without the written consent of the Company, no change may be made which changes the form of consideration to be paid in the Offer, decreases the price per Share or the number of Shares being sought in the Offer, imposes conditions to the Offer in addition to those expressly set forth in the Merger Agreement, changes or waives the Minimum Condition, extends the Offer (except as set forth in the Merger Agreement) or makes any other change to any condition to the Offer set forth in the Merger Agreement which is materially adverse to the holders of Shares.

     Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), Merger Subsidiary shall have no obligation (except as otherwise required by applicable law) to publicly advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Subject to the Merger Agreement, if Merger Subsidiary makes any material change in the terms of the Offer or the information concerning the Offer, or waives any condition to the Offer that results in a material change to the circumstances of the Offer, Merger Subsidiary will disseminate additional tender offer materials and extend the Offer to the extent required to comply with Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The Securities and Exchange Commission (the "Commission") has interpreted such rules to prescribe that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Merger Subsidiary with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of all the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance; provided that Merger Subsidiary may extend the Offer if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and Merger Subsidiary may extend the Offer for a further period of time of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there shall be validly tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Shares, which, together with Shares then owned by Computer Associates and Merger Subsidiary, represents at least 80% of the Fully Diluted Shares. For a description of Merger Subsidiary's right to terminate the Offer (subject to the terms of the Merger Agreement) and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

     For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, as and if Merger Subsidiary gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from Merger Subsidiary and transmitting such payments to tendering Stockholders.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in Section 3)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined below) in connection with a book-entry transfer and (iii) any other required documents. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Under no circumstances will interest be paid by Merger Subsidiary on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Subsidiary may enforce such agreement against such participant.

     If Merger Subsidiary increases the consideration to be paid for Shares pursuant to the Offer, Merger Subsidiary will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Computer Associates or any of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Stockholder, as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     To tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with a book-entry transfer of such Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) certificates for such Shares to be tendered must be received by the Depositary at one of such addresses or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with such book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     If a Stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i)    such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Subsidiary, is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for all physically delivered Shares (or a Book-Entry Confirmation of all Shares delivered electronically), as well as a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three National Association of Securities Dealers Inc. trading days on the Nasdaq National Market System ("Nasdaq NMS") after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates for such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering Stockholder must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Merger Subsidiary as such Stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Merger Subsidiary (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 5,
1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Merger Subsidiary. Upon such acceptance for payment, all prior proxies and consents granted by such Stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such Stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Merger Subsidiary will be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Merger Subsidiary reserves the right to require that, in order for Shares to be validly tendered, immediately upon Merger Subsidiary's acceptance for payment of such Shares, Merger Subsidiary is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding on all parties. Merger Subsidiary reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Subsidiary's counsel, be unlawful. Merger Subsidiary also reserves the absolute right to waive any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of any other tender of Shares. None of Merger Subsidiary, Computer Associates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Merger Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     The acceptance for payment of Shares tendered pursuant to any one of the procedures described above will constitute an agreement between the tendering Stockholder and Merger Subsidiary upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn on or after April 9, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding. None of Merger Subsidiary, Computer Associates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES.

     This summary sets forth material anticipated Federal income tax consequences to Stockholders of their disposition of Shares pursuant to the Offer and the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. Such laws or interpretations may differ on the date of the consummation of the Offer or at the Effective Time, and relevant facts may also differ. The summary does not address any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Neither the consummation of the Offer nor the effectiveness of the Merger is conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters.

     This summary is for general information only. The tax treatment of each Stockholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, Stockholders who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Shares, Stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     Sales of Shares by Stockholders pursuant to the Offer (or the Merger) will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

     In general, a Stockholder will recognize gain or loss equal to the difference between the tax basis of such Stockholder's Shares and the amount of cash received in exchange for the Shares. This gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Stockholder and will be long-term capital gain or loss if the holding period for the Shares is more than 12 months as of the date of the sale of such Shares.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are traded on the Nasdaq NMS under the symbol "CMSX". The following table sets forth, on a per share basis for the periods shown, the range of high and low bid and ask prices of the Shares as reported by IDD Information Services.

                                                              HIGH                        LOW
                                                       ----------------            ----------------
YEAR ENDED DECEMBER 31, 1999:
--------------------------------------------------

First Quarter (through February 5, 1999)                   $23.625                     $14.875

YEAR ENDED DECEMBER 31, 1998:
--------------------------------------------------

First Quarter                                              $28.125                     $18.250
Second Quarter                                             $27.500                     $21.000
Third Quarter                                              $26.750                     $13.250
Fourth Quarter                                             $21.500                     $ 7.125

YEAR ENDED DECEMBER 31, 1997:
--------------------------------------------------

First Quarter                                              $25.000                     $14.000
Second Quarter                                             $21.250                     $12.750
Third Quarter                                              $23.250                     $17.250
Fourth Quarter                                             $23.500                     $14.875



     On February 5, 1999, the last day of trading prior to the issuance by Computer Associates of a press release announcing the execution of the Merger Agreement, the last sale price on the Nasdaq NMS was $23.50 per Share. On February 8, 1999, the last day of trading prior to the commencement of the Offer, the last sale price on the Nasdaq NMS was $27.563 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     As reported by the Company, the Company has not paid any dividends on its Common Stock for the periods presented above. As of February 8, 1999, there were approximately 129 holders of record of outstanding Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Florida corporation with its principal executive offices located at 8133 Baymeadows Way, Jacksonville, Florida 32256.

     According to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 (the "Company 10-K"), the Company provides information technology consulting and custom software development services to a diverse group of clients, primarily Fortune 100 companies, other large organizations and state and local governments located throughout the United States. According to the Company 10-K, the Company's services are generally an outside resource supplementing a client's internal information technology capabilities and include a broad range of technical services.

     The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 (the "Company 10-Q"). More comprehensive financial information is included in the Company 10-K and the Company 10-Q and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                       COMPUTER MANAGEMENT SCIENCES, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA(1)
                      (In thousands, except per share data)

INCOME STATEMENT DATA                                      FISCAL YEAR ENDED                 NINE MONTHS ENDED
                                                              DECEMBER 31,                     SEPTEMBER 30,
                                                -------------------------------------     -----------------------
                                                   1997          1996          1995          1998          1997
                                                ---------     ---------     ---------     ---------     ---------
Total revenue                                    $77,163       $57,432       $41,536       $23,019       $18,160

Total costs and                                   57,879        48,736        37,327        18,303        14,745
  expenses

Operating income                                  13,283         8,696         4,208         4,716         3,416

Net income                                         9,269         5,926         2,824         3,203         2,421

Pro forma net income(2)                            9,269         6,040         2,748           --            --

Pro forma net income per                         $  0.69       $  0.47       $  0.30           --            --
share(2)(3)

Net income per share                                 --            --            --        $  0.22        $  0.18



BALANCE SHEET DATA                                                                              AT SEPTEMBER 30,
                                                                                          -----------------------
                                                                                             1998          1997
                                                                                          ---------     ---------
Working capital                                                                            $30,136        $32,018

Total assets                                                                                79,014         66,123

Total liabilities                                                                            7,614          5,161

Total stockholders'                                                                         71,401         60,963
  equity

--------------------------
(1) The Company's historical financial statements have been restated to reflect the acquisitions by the Company of Miaco Corporation in 1997, Summit Computer Services, Inc. in 1996 and MIS Software Development, Inc. in 1995, all of which business combinations were accounted for as pooling-of-interests.

(2) Reflects adjustments in 1996 and 1995 to account for the termination of Summit Computer Services, Inc.'s S Corporation status.

(3)   Adjusted to reflect two separate three-for-two stock splits in 1996.


     The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although Computer Associates and Merger Subsidiary do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Computer Associates and Merger Subsidiary do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Computer Associates or Merger Subsidiary.

     The Company is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street (Suite 1400), Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy statements and other information (http://www.sec.gov).

8. CERTAIN INFORMATION CONCERNING MERGER SUBSIDIARY AND COMPUTER ASSOCIATES.

     Merger Subsidiary, a Florida corporation and a wholly owned subsidiary of Computer Associates, was organized to acquire the Company and has not conducted any unrelated activities since its organization on February 3, 1999.

     Computer Associates, a Delaware corporation, supplies an extensive array of enterprise management software products (which enable customers to use their total data processing resources more efficiently), information management software products (which are generally used in connection with database management systems and applications generators) and business application software products (which are used in financial, human resource, manufacturing, distribution and banking systems applications) for use on a variety of hardware platforms.

     The principal executive offices of Computer Associates and Merger Subsidiary are located at One Computer Associates Plaza, Islandia, New York 11788-7000. The name, business address, principal occupation or employment and citizenship of each director and executive officer of Merger Subsidiary and Computer Associates are set forth in Schedule I hereto.

     The following selected consolidated financial data relating to Computer Associates and its subsidiaries has been taken or derived from the audited financial statements contained in Computer Associates' Annual Report on Form 10-K for the year ended March 31, 1998, and the unaudited financial statements contained in Computer Associates' Quarterly Report on Form 10-Q for the nine months ended December 31, 1998. The information set forth below gives effect to the acquisition of Legent Corporation in fiscal 1996. More comprehensive financial information is included in such Annual Report, such Quarterly Report and the other documents filed by Computer Associates with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

                     COMPUTER ASSOCIATES INTERNATIONAL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In millions, except per share data)

       INCOME STATEMENT DATA                           FISCAL YEAR ENDED                         NINE MONTHS ENDED
                                                            MARCH 31,                               DECEMBER 31,
                                           -------------------------------------------       --------------------------
                                                                                                    (UNAUDITED)

                                              1998             1997            1996             1998             1997
                                           ---------        ---------        ---------       ---------        ---------
Total revenue                                $4,719          $4,040           $3,505          $3,624           $3,252
Income (loss) before income taxes             1,874             932             (100)            277            1,228
Net income (loss)                             1,169             366              (56)            168              767
Net income (loss) per common                  $2.06           $0.64           $(0.10)          $0.30            $1.36
     share-diluted(1)
Dividends declared per common                 $0.07           $0.07            $0.06           $0.08            $0.07
     share(1)


BALANCE SHEET DATA                                 AT MARCH 31,                         AT DECEMBER 31, 1998
                                           --------------------------                   --------------------
                                              1998             1997
                                           ---------        ---------                       (UNAUDITED)
Working capital                               $ 379           $  53                          $   892
Total assets                                  6,706           6,084                            7,278
Long-term debt (less current
maturities)                                   1,027           1,663                            2,030
Stockholders' equity                          2,481           1,503                            2,558

------------------------------------

(1) Adjusted to reflect three-for-two stock splits effective June 19, 1996 and November 5, 1997.

     Computer Associates is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Computer Associates is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Computer Associates. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in
Section 7.

     Except as described in this Offer to Purchase, neither Computer Associates, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has the right to acquire any equity securities of the Company, nor has Computer Associates, Merger Subsidiary or, to their knowledge, any of the persons or entities referred to above or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transaction in the equity securities of the Company during the past 60 days.

     Except as described in this Offer to Purchase, neither Computer Associates, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Computer Associates, Merger Subsidiary or any other subsidiary of Computer Associates or, to their knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Except as described in this Offer to Purchase, none of Computer Associates, Merger Subsidiary, any other subsidiary of Computer Associates, or, to their knowledge, any of the persons listed in Schedule I, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure pursuant to the rules and regulations of the Commission.

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Merger Subsidiary to purchase Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $450 million. Merger Subsidiary has not conditioned the Offer on obtaining financing. Merger Subsidiary plans to obtain all funds needed for the Offer and the Merger from Computer Associates by means of a capital contribution, loan or a combination thereof. Computer Associates will obtain such funds (i) from its general corporate funds and (ii) by borrowing under its existing $1,500,000,000 Second Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "$1.5 Billion Credit Agreement"), and $1,100,000,000 Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "$1.1 Billion Credit Agreement") (together, the "Credit Agreements"), in each case among Computer Associates, as borrower, the banks and other financial institutions party thereto, as Banks (the "Banks"), and Credit Suisse First Boston, as Agent. The $1.5 Billion Credit Agreement provides for borrowings of up to an aggregate of $1.5 billion of loans, in each case on an unsecured basis and at interest rates (at Computer Associates' option) of (i) the London InterBank Offered Rate plus a margin of 0.205% (as adjusted from time to time based upon the financial performance of Computer Associates) or (ii) the higher of (x) the base lending rate of Credit Suisse First Boston and (y) the federal funds rate plus a margin of 0.50%. The $1.1 Billion Credit Agreement provides for borrowings of up to an aggregate of $1.1 billion of loans, in each case on an unsecured basis and at interest rates (at Computer Associates' option) of (i) the London InterBank Offered Rate plus a margin of 0.245% (as adjusted from time to time based upon the financial performance of Computer Associates) or (ii) the higher of (x) the base lending rate of Credit Suisse First Boston and (y) the federal funds rate plus a margin of 0.50%. Loans under the Credit Agreements are repayable (with a right to reborrow) on the last day of each interest period applicable thereto, with full and final repayment due, in the case of the $1.5 Billion Credit Agreement, on June 29, 1999 (unless extended pursuant to annual evergreen provisions by mutual agreement between Computer Associates and the Banks) and, in the case of the $1.1 Billion Credit Agreement, on June 29, 2002. The Credit Agreements include customary covenants by Computer Associates, including financial covenants.

     As of February 2, 1999, Computer Associates had (i) approximately $328 million in cash, cash equivalents and marketable securities and (ii) availability to borrow up to an additional $2.6 billion of loans under the Credit Agreements.

     The foregoing summary of the source and amount of funds is qualified in its entirety by reference to the text of the Credit Agreements, copies of which are filed as exhibits to Computer Associates' Quarterly Report on Form 10-Q for the three months ended June 30, 1997 filed with the Commission and are incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7.

     Although no definitive plan or arrangement for repayment of borrowings under the Credit Agreements have been made, Computer Associates anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method Computer Associates will use to repay the borrowings under the Credit Agreements. Such decision will be made based on Computer Associates' review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Computer Associates may deem appropriate.

10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     In the fall of 1998, Barry Goldsmith of Updata Capital contacted Charles P. McWade, Senior Vice President-Business Development of Computer Associates, to discuss Computer Associates' interest in acquiring the Company. Mr. Goldsmith subsequently arranged an introductory meeting on November 11, 1998 which included Mr. McWade and R. Halsey Wise, President and Chief Operating Officer, and Anthony Weight, Senior Vice President, of the Company. Preliminary discussions between representatives of Computer Associates and the Company continued through December and into early January. Mr. McWade met again in Jacksonville, Florida on January 15, 1999 with Mr. Wise and Mr.

Weight. The meeting also included Chris Wagner, head of Global Professional Services for Computer Associates and Larry Longhi, Senior Vice President, and Anthony Colaluca, Vice President and Chief Financial Officer, of the Company. At that meeting, the parties discussed valuation, but the parties were not able to reach agreement.

     At a meeting of Computer Associates' Board of Directors on January 19, Sanjay Kumar, President and Chief Operating Officer of Computer Associates, raised with the Board Computer Associates' possible interest in acquiring the Company.

     Mr. Kumar and Mr. Wagner met with Mr. Wise and Mr. Weight on January 22 to continue discussions of a possible merger. On January 26, Mr. McWade and Mr. Wagner called Mr. Wise and Mr. Weight to propose a merger in which Computer Associates would pay $25 per Share and would exchange Computer Associates stock for Shares held by certain benefit plans. Mr. McWade also said any merger would be conditional on Mr. Davis and Mr. Weight entering into five year non-compete agreements with the Company and agreeing to tender their shares in the tender offer.

     On January 27, 1999, Mr. Kumar reported to the Computer Associates Board the status of the discussions with the Company and presented Computer Associates management's views on valuation and benefits of a combination. The Board authorized management to continue the discussions.

     On January 28, 1999, Mr. Kumar, Mr. Wagner and Mr. McWade met with Mr. Wise in New York and Messrs. Weight and Colaluca by telephone. After Computer Associates proposed to increase its valuation range to $26.00 to $28.00, the parties agreed to commence due diligence and negotiations of definitive agreements.

     During the week of February 1, 1999, representatives of Computer Associates met with representatives of the Company to review the Company's financial, business and legal records and to negotiate the terms of a definitive merger and related agreements. In the evening of February 5, Computer Associates reached agreement to acquire the Company for $28.00 per Share and executed the Merger Agreement.

11. PURPOSE OF THE OFFER; MERGER AGREEMENT; STOCKHOLDER OPTION AGREEMENT; CONSULTING AND NON-COMPETE AGREEMENTS; APPRAISAL RIGHTS.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, Computer Associates and Merger Subsidiary intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     THE MERGER AGREEMENT. The following description of the Merger Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the Schedule 14D-1 and 13D of Merger Subsidiary and Computer Associates filed with the Commission in connection with the Offer (the "Schedule 14D-1 and 13D") and is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7.

     THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of Merger Subsidiary to accept for payment or pay for Shares is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Pursuant to the Merger Agreement, Computer Associates and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that, without the written consent of the Company, no change may be made which changes the form of consideration to be paid, decreases the price per Share or the number of Shares being sought in the Offer, imposes conditions to the Offer in addition to those set forth in the Merger Agreement, changes or waives the Minimum Condition, extends the Offer (except as set forth in the Merger Agreement), or makes any other change to any condition to the Offer set forth in the Merger Agreement which is materially adverse to the holders of Shares.

     CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer and upon the terms (but subject to the conditions) set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share not held by Computer Associates, Merger Subsidiary or any subsidiary of either of them or by the Company as treasury stock (and other than Shares as to which appraisal rights have been exercised in accordance with the Florida Act ("Dissenting Shares")) will be converted into the right to receive $28 in cash or any higher price paid for each Share in the Offer, without interest. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the time of the Merger will be converted into and become one share of common stock of the Surviving Corporation, which will thereupon become a wholly owned subsidiary of Computer Associates. The Merger Agreement provides that the Merger will be consummated as soon as practicable after satisfaction of or, to the extent permitted thereunder, waiver of the conditions to the Merger and shall become effective at such time as the articles of merger are duly filed with the Department of State of the State of Florida or, with the consent of the Independent Director referred to below, at such later time as is specified in the articles of merger (the "Effective Time").

     BOARD REPRESENTATION. The Merger Agreement provides that, effective upon acceptance for payment by Merger Subsidiary of a majority of the Shares pursuant to the Offer, Computer Associates shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares owned by Computer Associates or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed that it will take all action necessary to cause Computer Associates' designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors or seeking and accepting resignations of incumbent directors or both; PROVIDED that, after the acceptance for payment and prior to the Effective Time, the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Computer Associates or Merger Subsidiary nor an employee of the Company (an "Independent Director"). No action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by Computer Associates or Merger Subsidiary shall be effective without the approval of the Independent Director.

     The Merger Agreement provides that, from and after the Effective Time, the directors and officers of Merger Subsidiary at the Effective Time will be the initial directors and officers of the Surviving Corporation, each to hold office until his or her respective successors are duly elected and qualified. Pursuant to the Merger Agreement, the Articles of Incorporation (except for a change in the name of the corporation) and the By-Laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and By-Laws of the Surviving Corporation.

     STOCKHOLDER MEETING. The Merger Agreement provides that, if required by applicable law, the Company will call a meeting of its Stockholders to be held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. Under the Merger Agreement, at any such meeting, Computer Associates has agreed to make a quorum and to vote all Shares acquired in the Offer or otherwise beneficially owned by it in favor of adoption of the Merger Agreement.

     If the Minimum Condition is satisfied pursuant to the Offer, Merger Subsidiary will hold at least a majority of the outstanding Shares on a Fully Diluted Basis and will be able to assure that the requisite number of affirmative votes in favor of approval and adoption of the Merger Agreement will be received, even if no other Stockholder votes in favor thereof. If Merger Subsidiary obtains at least 80% of the outstanding Shares, it may effect the Merger without any notice to and without the authorization of the Stockholders of the Company pursuant to the "short-form" merger provisions of the Florida Act.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, absence of certain changes, undisclosed liabilities, litigation, taxes, employee benefits, brokers, compliance with laws, contracts and debt instruments, environmental, intellectual property and technology and other matters.

     Computer Associates and Merger Subsidiary have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention and other matters.

     CONDUCT OF BUSINESS PENDING THE MERGER. The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. The Company has further agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written approval of Computer Associates,
(i)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of outstanding company stock options); (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of company stock options outstanding on the date of the Merger Agreement in accordance with their terms on such date); (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents; (iv) acquire any business including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof; (v) (a) mortgage or otherwise encumber or subject to any lien any of the Company's intellectual property or any other material properties or assets, (b) except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, transfer or otherwise dispose of any of the Company's intellectual property or any other material properties or assets or (c) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of the Company's intellectual property; (vi) make or agree to make any new capital expenditures in excess of $100,000 except pursuant to certain existing commitments; (vii) make any material tax election (unless required by law) or settle or compromise any material income tax liability; (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of (a) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed with the Commission or
(b) liabilities incurred in the ordinary course of business consistent with past practice; or subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by counsel to the Company, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition or similar agreement to which the Company or any of its subsidiaries is a party; (ix) commence a lawsuit other than (a) for the routine collection of bills, (b) to enforce the Merger Agreement or (c) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, PROVIDED that the Company consults with Computer Associates prior to filing such suit; (x) (a) enter into or amend any employment agreement, (b) enter into any agreement pursuant to which the Company or any of its subsidiaries will provide services for a term of more than 30 days at a fixed or capped price or otherwise pursuant to terms that are not consistent with agreements entered into by the Company or any of its subsidiaries in the ordinary course of business, (c) enter into any customer sale or license agreement with non-standard terms or at discounts from list prices in excess of 10%, (d) pay commissions to sales employees except on the basis of executed customer contracts with respect to products actually delivered to customers, (e) enter into any contracts or series of related contracts in excess of $250,000,
(f) enter into or amend any agreement or arrangement for professional services or advice, (g) enter into or amend any customer agreements providing for product replacements or (h) make any determination as to amounts payable under any plan, arrangement or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries; (xi) authorize any of, or commit or agree to take any of, the foregoing actions; or (xii) (a) take or agree or commit to take any action that would make any representation or warranty of the Company under the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     The Company has agreed to give Computer Associates and its representatives access (during normal business hours and upon reasonable notice) to the offices, properties, books and records, of the Company and its subsidiaries, and to furnish Computer Associates and its representatives with such other information concerning its business, properties and personnel as such persons may reasonably request.

     Pursuant to the Merger Agreement, each of Computer Associates and the Company has agreed to (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by the Merger Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from any Governmental Entity (defined below in this Section) in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (defined below in this Section) with respect to any such filing or any such transaction. Each of Computer Associates and the Company has agreed, pursuant to the Merger Agreement, to promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. The Merger Agreement prohibits both Computer Associates and the Company from participating in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     Each of Computer Associates and the Company has agreed, pursuant to the Merger Agreement, to use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, and, if by mutual agreement, Computer Associates and the Company decide that litigation is in their best interests, each of Computer Associates and the Company have agreed, pursuant to the Merger Agreement, to cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Pursuant to the Merger Agreement, each of Computer Associates and the Company have agreed to use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of the Merger Agreement.

     Subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by counsel to the Company, each of Computer Associates and the Company has agreed, pursuant to the Merger Agreement, to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement.

     Notwithstanding the foregoing, the Merger Agreement provides that (i) neither Computer Associates nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Computer Associates nor any of its subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Computer Associates and its subsidiaries taken as a whole or of Computer Associates combined with the Surviving Corporation after the Effective Time, (iii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect (defined below in Section 15), (iv) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Computer Associates or any of its subsidiaries or on the Surviving Corporation or any of its subsidiaries of the type described in clause (a) or (b) of Section 15 and (v) neither Computer Associates nor Merger Subsidiary shall be required to waive any of the conditions to the Offer described in Section 15 or any of the conditions to the Merger described in this Section 11.

     AGREEMENTS WITH RESPECT TO EMPLOYEE MATTERS. The Merger Agreement provides that the Company shall amend the Company's Stock Plans (defined below) to provide that, at the Effective Time, each of the then outstanding Company Options (defined below) whether vested or unvested in accordance with the relevant Stock Plans and stock option agreements shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Computer Associates and converted into an option to purchase that number of shares of common stock, par value $.10 per share ("Computer Associates Common Stock"), of Computer Associates determined by multiplying the number of Shares subject to such Company Option at the Effective Time by the quotient obtained by dividing (x) $28.00 by (y) the average closing price of Computer Associates Common Stock on the New York Stock Exchange Composite Tape for the 30 consecutive trading days immediately prior to the Effective Time (such quotient, the "Conversion Number"), at an exercise price per share of Computer Associates Common Stock equal to the quotient obtained by dividing (x) the exercise price per Share of such Company Option immediately prior to the Effective Time by (y) the Conversion Number. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Computer Associates Common Stock, then the number of shares of Computer Associates Common Stock subject to such option shall be rounded down to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of Company Options will, to the extent permitted by law and otherwise reasonably practicable, be unchanged. Continuous employment with the Company or any of its subsidiaries shall be credited to the optionee for purposes of determining the vesting of the number of shares of Computer Associates Common Stock subject to exercise under the optionee's assumed Company Option after the Effective Time. "Company Options" means any option granted, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to any stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof (collectively, the "Stock Plans") or any other contract or agreement entered into by the Company or any of its subsidiaries.

     Pursuant to the Merger Agreement, Computer Associates agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Computer Associates Common Stock for delivery pursuant to the terms described in the immediately preceding paragraph. Pursuant to the Merger Agreement, Computer Associates agreed to cause the shares of Computer Associates Common Stock issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to a then effective registration statement, no later than 90 days after the Effective Time on Form S-8 promulgated by the Commission, and to use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding. The Merger Agreement provides that, with respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Computer Associates shall administer the Company Options assumed pursuant to the Merger Agreement in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act, but shall have no responsibility for such compliance by the Company or its predecessors.

     The Merger Agreement further provides that the Company shall amend the Stock Plans to provide holders of the Company Options, which Company Options are then vested and exercisable (including Company Options which became vested and exercisable in accordance with the relevant Stock Plans and stock option agreements as a result of the consummation of the Offer or the Merger), the opportunity to elect to receive cash in an amount set forth below in exchange for each vested and exercisable Company Option. Pursuant to such amendment, Computer Associates and the Company shall take all actions necessary to provide that, as to those holders who so elect, at or immediately prior to the Effective Time, (i) each vested and exercisable Company Option, so surrendered for cash, shall be cancelled and (ii) in consideration of such cancellation, and except to the extent that Computer Associates and the holder of any such Company Option otherwise agree, the Company shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess of the Merger consideration over the exercise price thereof and (2) the number of Shares subject thereto.

     OTHER OFFERS. Pursuant to the Merger Agreement, the Company has agreed that, until the termination of the Merger Agreement, the Company and its subsidiaries will not, and will not authorize or permit the officers, directors, employees or other agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (defined below) or (ii) subject to the fiduciary duties of the Board of Directors under applicable law, as advised in writing by counsel to the Company, and in response to an unsolicited request therefor by a person who a majority of the Board believes intends to submit a Superior Acquisition Proposal (defined below), engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company or otherwise publicized the fact that it may be considering making, or that has made, an Acquisition Proposal; PROVIDED, nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company has agreed to promptly notify Computer Associates after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company or otherwise publicized the fact that it may be considering making, or that has made, an Acquisition Proposal and will keep Computer Associates fully informed of the status and details of any such Acquisition Proposal, indication or request. "Acquisition Proposal" means any offer or proposal for, or any written indication of interest in, a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; and "Superior Acquisition Proposal" means an Acquisition Proposal which a majority of the disinterested directors determines in its good faith judgment (based on advice of the Company's independent financial advisor) to be more favorable to the Company's stockholders than the Offer or the Merger, and for which financing, to the extent required, is then committed.

     AGREEMENT WITH RESPECT TO DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, Computer Associates has agreed, that, for a period of six years after the Effective Time, it will, and will cause the Surviving Corporation to, indemnify and hold harmless the current and former directors and officers of the Company in respect of acts or omissions occurring prior to the Effective Time to the same extent such persons are indemnified or are entitled to indemnification by the Company pursuant to the Company's articles of incorporation, by-laws or the Florida Act in effect on the date of the Merger Agreement, subject to any limitations imposed from time to time by applicable law. Computer Associates has further agreed that it will cause to be maintained for a period of not less than two years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors or officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 115% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Computer Associates. Computer Associates also agreed that if the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such two-year period, Computer Associates will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of 115% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Computer Associates, on terms and conditions substantially similar to the existing D&O Insurance.

     OTHER AGREEMENTS. Computer Associates has agreed that it will take all action necessary to cause Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger Agreement (including ensuring that Merger Subsidiary has sufficient funds to consummate the Offer and the Merger). Computer Associates also agreed, pursuant to the Merger Agreement, to hold in confidence all confidential information concerning the Company and its subsidiaries in accordance with the terms of the Confidentiality Agreement, dated January 7, 1999, between Computer Associates and the Company, a copy of which is filed as an exhibit to the Schedule 14D-1 and 13D and is incorporated in this Offer to Purchase by reference.

     CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or before the Effective Time of the following conditions: (i) Computer Associates or Merger Subsidiary shall have purchased Shares in an amount equal to at least the Minimum Condition pursuant to the Offer, (ii) the adoption and approval of the Merger Agreement by the affirmative vote of the Stockholders by requisite vote in accordance with the Florida Act, if such vote is required by the Florida Act, (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger and no proceeding challenging the Merger Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any person before any court, arbitrator or governmental body, agency or official and be pending; (iv) any applicable waiting period under the HSR Act relating to the Merger shall have expired, and (v) other than filing the articles of merger in accordance with the Florida Act, all consents, approvals, orders or authorizations or registrations, declarations or filings or exemptions (collectively, "Consents") required to consummate the Merger shall have been filed, occurred or been obtained.

     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders) (i) by mutual written consent of the Company and Computer Associates, (ii) by either the Company or Computer Associates, if the Merger has not been consummated by September 30, 1999 (provided that the party seeking to terminate the Merger Agreement shall not have breached its obligations under the Merger Agreement in any material respect), (iii) by either the Company or Computer Associates, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Computer Associates or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable, (iv) by either the Company or Computer Associates, (a) if Computer Associates or Merger Subsidiary shall have failed to commence the Offer within five business days following the date of the Merger Agreement (provided that Computer Associates shall not be entitled to terminate the Merger Agreement in the circumstance described in this sub-clause
(a) as a result of its breach of the Merger Agreement), (b) if Computer Associates or Merger Subsidiary shall not have purchased any Shares pursuant to the Offer prior to July 31, 1999 or (c) if the Offer shall have been terminated without Computer Associates or Merger Subsidiary having purchased any Shares pursuant to the Offer, (v) by Computer Associates, upon the occurrence of any Trigger Event (defined below), or (vi) by the Company, if prior to the purchase of any Shares in the Offer, the Company shall have received any Acquisition Proposal which the Company's Board of Directors has determined is more favorable to the Stockholders than the transactions contemplated by the Merger Agreement, whether or not such determination is required by the fiduciary duties of the Company's Board of Directors.

     FEES AND EXPENSES. Each party to the Merger Agreement has agreed to pay its own fees and expenses and there are no provisions for payment by the Company of the fees and expenses of Computer Associates or Merger Subsidiary or vice versa, if the Merger Agreement is terminated, except as stated below. The Company has agreed to pay Computer Associates a fee in immediately available funds equal to $20,000,000 promptly, but in no event later than one business day, after the termination of the Merger Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"): (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, (ii) any person or group (as defined in Section 13(d)(3) of the 1934
Act) (other than Computer Associates or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the 1934 Act) of at least 25% of the outstanding Shares or shall have acquired, directly or indirectly, at least 25% of the assets of the Company; (iii) any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is qualified as to materiality shall not have been true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, or any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is not so qualified shall not have been true and correct in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Company shall have failed to observe or perform in any material respect any of its obligations under the Merger Agreement; (iv) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Computer Associates or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by Computer Associates and Merger Subsidiary into the Stockholder Option Agreement, in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Company's Board of Directors (or any special committee thereof); or (v) prior to the purchase of any Shares under the Offer, the Company shall have received any Acquisition Proposal which the Company's Board of Directors has determined is more favorable to the Stockholders than the transactions contemplated by the Merger Agreement, whether or not such determination is required by the fiduciary duties of the Company's Board of Directors.

     The Merger Agreement further provides that, if (x) the only Trigger Event having occurred is an event pursuant to clause (iii) above and (y) the breaches of representation or warranty, or failures to observe or perform any obligation under clause (iii) above (A) individually or in the aggregate would not have or result in a Material Adverse Effect (defined in the Merger Agreement and in Section 15 hereof) or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or (B) were unintentional, then the amount of the fee payable by the Company to Computer Associates shall be $5,000,000.

     The Company has also agreed that, if the Merger Agreement is terminated as a result of the occurrence of a Trigger Event, it shall promptly assume and pay, or reimburse Computer Associates for, all fees payable and expenses incurred by Computer Associates (including the fees and expenses of its counsel) in connection with the Merger Agreement.

     APPRAISAL RIGHTS. Stockholders do not have dissenters' rights as a result of the Offer. In addition, if the Merger is consummated with a vote of the Stockholders, and if on the record date fixed to determine the stockholders entitled to vote, the Shares are listed on Nasdaq or on a national securities exchange or are held of record by 2,000 or more of such Stockholders, then holders of Shares will not have dissenters' rights under the Florida Act. If, however, the Merger is consummated with or without the vote of the Stockholders but the Shares are not so listed or designated or are not held of record by at least 2,000 Stockholders, then holders of Shares will have certain rights pursuant to the provisions of

Sections 607.1301, 607.1302 and 607.1320 of the Florida Act to dissent and demand determination of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares or the market value of the Shares could be more or less than the price to be paid pursuant to the Offer or the price provided for in the Merger Agreement. Section 607.1301(2) of the Florida Act defines "fair value" as the value of the shares excluding any appreciation or depreciation in anticipation of the transaction unless such exclusion would be inequitable.

     If any holder of Shares who asserts dissenters' rights under the Florida Act fails to perfect, or effectively withdraws or loses his dissenters' rights, as provided in the Florida Act, the Shares of such Stockholder will be converted into the right to receive the price provided for in the Merger in accordance with the Merger Agreement. A Stockholder may withdraw his notice of election to dissent by delivery to Computer Associates of a written withdrawal of his notice of election to dissent and acceptance of the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS. FAILURE TO FOLLOW THE STEPS REQUIRED BY THE FLORIDA ACT FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

     STOCKHOLDER OPTION AGREEMENT. The following description of the Stockholder Option Agreement (the "Stockholder Option Agreement") dated as of February 5, 1999 among Merger Subsidiary and the Stockholders named therein (each a "Principal Stockholder") is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to Merger Subsidiary's and Computer Associates' Schedule 14D-1 and 13D with respect to the transaction contemplated hereby filed with the Commission pursuant to the Exchange Act.

     Under the Stockholder Option Agreement, each Principal Stockholder has granted Merger Subsidiary the option (the "Stock Option") to purchase, subject to the terms and conditions set forth in the Stockholder Option Agreement, for a price of $28 per Share in cash, or to cause to be tendered pursuant to the Offer, such Principal Stockholder's Shares (excluding Shares held pursuant to the Company's Employee Stock Ownership Plan and Trust ("ESOP") and the Company's Profit Sharing 401(k) Plan ("401(k) Plan"). In addition, if the price to be paid by Merger Subsidiary pursuant to the Offer is increased, the purchase price payable upon exercise of the Stock Option shall similarly be increased. The Stockholder Option Agreement also provides that the number and kind of Shares subject to the Stock Option and the purchase price therefor shall be appropriately and equitably adjusted in the event of changes in the Company's capital stock.

     Subject to the terms of the Stockholder Option Agreement, Merger Subsidiary has the right to exercise the Stock Option, in whole or in part, at any time up to 30 business days after the termination of the Merger Agreement.

     Each Principal Stockholder has agreed, in the Stockholder Option Agreement, upon receipt of instructions from Merger Subsidiary, to deliver to the Depositary (i) a Letter of Transmittal with respect to such Principal Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Principal Stockholder (but if such Shares are not accepted for payment or are withdrawn and are to be returned pursuant to the Offer, to return such Shares to such Principal Stockholder whereupon they shall continue to be held by such Principal Stockholder subject to the terms and conditions of the Stockholder Option Agreement), (ii) the certificates evidencing such Principal Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

     The Principal Stockholders' obligations to sell their Shares (other than by tendering pursuant to the Offer) under the Stockholder Option Agreement are subject to the satisfaction of the following conditions: (i) the representations and warranties of Merger Subsidiary set forth in the Stockholder Option Agreement shall be true and correct in all material respects on the date of sale, (ii) the applicable waiting period under the HSR Act to the exercise of the Stock Option shall have expired or been terminated, (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Stock Option, and (iv) Merger Subsidiary shall have commenced the Offer.

     Each Principal Stockholder has further agreed to not, directly or indirectly, solicit, initiate or encourage (or authorize any person to solicit) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction (a "Business Combination Proposal") or, subject to a Principal Stockholder's fiduciary duty as a director of the Company or a trustee of the ESOP or 401(k) Plan (in each case, if applicable), participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to make or seek any Business Combination Proposal. Each Principal Stockholder agreed to promptly advise Merger Subsidiary of the terms of any communication it may receive relating to a Business Combination Proposal.

     In entering into the Stockholder Option Agreement, each Principal Stockholder granted Merger Subsidiary a proxy to vote or consent (i) in favor of the adoption of the Merger Agreement and the Stockholder Option Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and Stockholder Option Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement and the Stockholder Option Agreement. Each Principal Stockholder also agreed to cause such Principal Stockholder's Shares that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. The proxy will be automatically revoked upon termination of the Stockholder Option Agreement.

     Stockholders holding an aggregate of 5,036,622 Shares are parties to the Stockholder Option Agreement. Assuming that the Shares that are subject to the Stockholder Option Agreement are validly tendered and not withdrawn pursuant to a directive from Merger Subsidiary, approximately 3,145,802 additional Shares would be required to be tendered under the Offer in order to satisfy the Minimum Condition (assuming the number of Fully Diluted Shares set forth in the Introduction hereto).

     Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to any of its affiliates its rights under the Stockholder Option Agreement.

     CONSULTING AND NON-COMPETE AGREEMENT. The following description of the Consulting and Non-Compete Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the
Schedule 14D-1 and 13D and is incorporated into this Offer to Purchase by reference and may be inspected in the same manner as set forth in Section 7.

     The Company and each of Jerry W. Davis and Anthony V. Weight (each, the "Consultant") have entered into Consulting and Non-Compete Agreements (each, a "Consulting Agreement" and together the "Consulting Agreements") pursuant to which each Consultant has agreed to provide consulting services to the Company for a two year period commencing on the consummation of the Merger (the "Consulting Period"). As compensation for the Consultant's services, the Company has agreed to pay consulting fees to each Consultant at the rate of $250,000 per annum. The Consulting Agreements only becomes effective upon consummation of the Merger.

     Each of the Consulting Agreements provides that if the Company terminates the Consulting Period without Cause (as defined below) or the Consultant dies or becomes Disabled (as such term is defined in the Consulting Agreement), the Consultant shall be entitled to the continued payment of all consulting fees. If either (i) the Company terminates the Consulting Period for Cause or (ii) the Consultant terminates the Consulting Period, the Consultant shall be entitled to receive consulting fees paid through date of termination. "Cause" is defined in the Consulting Agreements to mean (i) the Consultant's breach of any material term of the Consulting Agreement, (ii) the Consultant's continued willful failure or refusal, after written notice, to perform his duties hereunder, (iii) the Consultant's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, or (iv) any gross negligence or willful misconduct by the Consultant resulting in substantial loss to the Company, substantial damage to the Company's reputation or theft or defalcation from the Company.

     The Consulting Agreements also contain non-competition provisions which prohibit each Consultant, for a period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date, from participating or engaging in any activities or business involving, or relating to, the provision of information technology consulting and custom software development services, any other business or activity engaged in by the Company on the date of the Consulting Agreement, or any other business or activity engaged in by the Company in the future and in which the Consultant actively participated or any business or activity of any affiliate of the Company in which the Consultant actively participated within the United States of America. The Consulting Agreements also prohibit each Consultant from soliciting, recruiting or hiring any employees of the Company (or any of its affiliates) or persons who have worked for the Company (or any of its affiliates) at any time since January 1, 1998 and soliciting or encouraging any employee of the Company (or any of its affiliates) to leave the employment of the Company. As compensation for each Consultant entering into a non-compete agreement, the Company has agreed to pay to Mr. Davis and Mr. Weight a non-compete payment of $9,500,000 and $4,500,000, respectively.

     In addition, the Consulting Agreement provides that each Consultant shall not disclose to any other person or use any confidential information relating to or used by the Company or any of its affiliates, whether in written, oral or other form, except in connection with the performance of the Consultant's duties under the Consulting Agreement.

     FLORIDA LAW. The Merger would have to comply with applicable procedural and substantive requirements of the Florida Act. The Company is incorporated under the laws of the State of Florida. The Florida Act contains certain provisions relating to "affiliated transactions" which purport to regulate, among other things, certain business combinations, including mergers and consolidations, involving a Florida corporation with any person who is the beneficial owner of more than 10% of the outstanding voting shares of such corporation (an "Interested Stockholder"). Under Section 607.0901 of the Florida Act (the "Affiliated Transactions Statute"), with certain exceptions, a Florida corporation shall not engage in such a transaction with an Interested Stockholder unless the transaction is approved by the holders of two-thirds of the voting shares other than the shares owned by the Interested Stockholder. Such exceptions include transactions approved by a majority of the corporation's directors who are not affiliated or associated with the Interested Stockholder. At a special meeting held on February 5, 1999, the Company's Board of Directors, none of whom are affiliated or associated with Merger Subsidiary or Computer Associates, unanimously approved the Merger Agreement and the Stockholder Option Agreement and the transactions contemplated thereby, including the Merger, and determined that each of the Offer and Merger are fair to and in the best interests of the holders of the Company's Shares. Accordingly, the Affiliated Transaction Statute has been satisfied and is therefore inapplicable with respect to Computer Associates and Merger Subsidiary in connection with the Merger Agreement and the Stockholder Option Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     The Florida Act also contains provisions relating to acquisitions of "control shares," which is defined as shares that entitle a person to exercise more than specified proportions of the voting power of a Florida public corporation (commencing with the acquisition of 20% or more of the voting shares of such corporation). Section 607.0902 of the Florida Act (the "Control Share Acquisitions Statute") purports to limit the voting rights of control shares acquired in certain types of acquisitions (a "control-share acquisition") unless the acquisition of the control shares has been approved by the board of directors of such corporation or certain other statutory conditions have been met. At a special meeting held on February 5, 1999, the Company's Board of Directors has unanimously approved the acquisition of the Shares pursuant to the Merger Agreement (including the Offer and the Merger) and the Stockholder Option Agreement and, accordingly, the Control Share Acquisitions Statute is inapplicable with respect to any such acquisition by Computer Associates and Merger Subsidiary.

     OTHER MATTERS. Any merger or other similar business combination proposed by Computer Associates would also have to comply with any applicable Federal law. In particular, the

Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Computer Associates believes that Rule 13e-3 will not be applicable to the Merger unless the Merger is consummated more than one year after termination of the Offer or if an alternative merger transaction were to provide for stockholders to receive consideration for their Shares in an amount less than the price per Share paid pursuant to the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the Commission and distributed to such stockholders prior to consummation of the transaction.

     If for any reason the Merger is not consummated, Computer Associates and Merger Subsidiary will evaluate their alternatives. Such alternatives could include purchasing additional Shares in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Merger Subsidiary may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Computer Associates or Merger Subsidiary, which may vary from the price to be paid for Shares in the Offer.

     In the press release issued by Computer Associates in connection with the execution of the Merger Agreement, a copy of which is filed as an exhibit to the
Schedule 14D-1 and 13D and is incorporated herein by reference, Computer Associates stated, among other things, that it intended to retain all of the Company's employees and to expand the Company's network of Systems Outsourcing Centers. Computer Associates intends to conduct a review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties and policies and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, operations, corporate structure, capitalization, Board of Directors, policies or dividend policy.

     Except as otherwise described in this Offer to Purchase, Computer Associates and Merger Subsidiary have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure, Board of Directors or management.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Computer Associates or Merger Subsidiary. Computer Associates cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq NMS. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued inclusion on the Nasdaq NMS, the market for the Shares could be adversely affected.

     The extent of the public market for the Shares and availability of quotations therefor would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for Nasdaq reporting. Merger Subsidiary intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

13.  DIVIDENDS AND DISTRIBUTIONS.

     If on or after February 5, 1999, the Company should (notwithstanding the fact that the following actions may be prohibited under the Merger Agreement)
(i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on February 5, 1999 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Merger Subsidiary's rights under Section 15, Merger Subsidiary may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

     If, on or after February 5, 1999, the Company should (notwithstanding the fact that the following actions are prohibited under the Merger Agreement) declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to Stockholders of record on a date prior to the transfer to the name of Merger Subsidiary or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Merger Subsidiary's rights under Section 15, (i) the purchase price per Share payable by Merger Subsidiary pursuant to the Offer may be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering Stockholders will (a) be received and held by the tendering Stockholders for the account of Merger Subsidiary and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Merger Subsidiary, accompanied by appropriate documentation of transfer, or (b) at the direction of Merger Subsidiary, be exercised for the benefit of Merger Subsidiary, in which case the proceeds of such exercise will promptly be remitted to Merger Subsidiary. Pending such remittance and subject to applicable law, Merger Subsidiary will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Merger Subsidiary in its sole discretion.

14.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     Merger Subsidiary reserves the right, at any time or from time to time, in its sole discretion, (i) to extend the period of time during which the Offer is open if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and for a further period of time as described below in this paragraph, in any case by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) except to the extent otherwise provided in the Merger Agreement, to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Merger Subsidiary will exercise its right to extend or amend the Offer. Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance; PROVIDED, that Merger Subsidiary may extend the Offer for a period of time of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there shall be validly tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Shares, which, together with Shares then owned by Computer Associates and Merger Subsidiary, represents at least 80% of the Fully Diluted Shares.

     If Merger Subsidiary shall decide, in its sole discretion, subject to the terms of the Merger Agreement, to increase the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Merger Subsidiary makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Merger Subsidiary will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer.

     Merger Subsidiary also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law and the rules of the Commission including Rule 14e-1) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Merger Subsidiary of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Merger Subsidiary pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Merger Subsidiary will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement,

Merger Subsidiary will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

15.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Computer Associates and Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer)) pay for any Shares, and may terminate the Offer, if (i) by the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) by the expiration of the Offer, the applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) at any time on or after February 5, 1999 and prior to the acceptance for payment of Shares, any of the following conditions exist:

          (a) there shall be instituted or pending any action or proceeding by any Governmental Entity or by any other person, domestic or foreign, before any Governmental Entity or arbitrator, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the acquisition by Merger Subsidiary or any of its affiliates of Shares pursuant to the Stockholder Option Agreement, the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Computer Associates or Merger Subsidiary or the consummation by Computer Associates or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Stockholder Option Agreement, the Merger Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Computer Associates' or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, or to compel Computer Associates or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of Computer Associates or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Computer Associates or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders,
     (iv) seeking to require divestiture by Computer Associates or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the judgment of Computer Associates, is likely to materially adversely affect the Company and its subsidiaries, taken as a whole, or Computer Associates and its subsidiaries, taken as a whole; or

          (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger Agreement, the Offer or the Merger, by any Governmental Entity or arbitrator other than the application of the waiting period provisions of the HSR Act to the Stockholder Option Agreement, the Merger Agreement, the Offer or the Merger, that, in the judgment of Computer Associates, is substantially likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, condition (financial or otherwise), capitalization, operations or results of operations of the Company or any of its subsidiaries that, in the reasonable judgment of Computer Associates, is or is likely to have a Material Adverse Effect (defined below); or

          (d) a tender or exchange offer for some or all of the Shares shall have been made by another person, or it shall have been publicly disclosed or Computer Associates shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a
     Schedule 13D or 13G on file with the Commission on February 5, 1999, (ii) any such person or group which, prior to February 5, 1999, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, which, together with such ownership as is reflected on such Schedule, shall constitute 25% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) which, together with such ownership as is reflected on such Schedule, shall constitute 25% or more of any such class or series or (iii) any person shall have filed a Notification and Report Form under the HSR Act reflecting an intent to acquire the Company or any material portion of assets of the Company or securities of the Company which, together with such ownership as is reflected on any such Schedule, shall constitute 25% or more of any such class of securities; or

          (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or on the American Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent (or materially delay) the consummation of the Offer or
     (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

          (f) any Consent (other than the filing of articles of merger or approval by the stockholders of the Company of the Merger (if required by the Florida Act)) required to be filed, occurred or been obtained by the Company or any of its subsidiaries or Computer Associates or any of its subsidiaries (including Merger Subsidiary) in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed, occurred or been obtained (other than any such Consents the failure to file, occur or obtain in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Offer or the Merger); or

          (g) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement that is qualified as to materiality shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time, or any of the representations and warranties set forth in the Merger Agreement that is not so qualified shall not be true in any material respect when made or at any time prior to the consummation of the Offer as if made at and as of such time; or

          (h) any party to the Stockholder Option Agreement other than Merger Subsidiary or Computer Associates shall have breached or failed to perform in any material respect any of its agreements under the Stockholder Option Agreement or any of the representations and warranties of any such party set forth in the Stockholder Option Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Stockholder Option Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

          (i) the Merger Agreement or the Stockholder Option Agreement shall have been terminated in accordance with its terms; or

          (j) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Computer Associates or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by Computer Associates and Merger Subsidiary into the Stockholder Option Agreement; or

          (k) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal;

which, in the judgment of Computer Associates in any such case, and regardless of the circumstances (including any action or omission by Computer Associates or Merger Subsidiary) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment. The term "Material Adverse Effect" means a material adverse effect on the condition

(financial or otherwise), business, assets, results of operations or prospects of the Company and its subsidiaries taken as a whole.

     The foregoing conditions are for the sole benefit of Computer Associates and Merger Subsidiary and may be asserted by Computer Associates in its discretion regardless of the circumstances (including any action or omission by Computer Associates or Merger Subsidiary) giving rise to any such condition or (other than the Minimum Condition) may, subject to the terms of the Merger Agreement, be waived by Computer Associates and Merger Subsidiary in their sole discretion in whole at any time or in part from time to time. The failure by Computer Associates or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

16.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Except as set forth in this Section 16, based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Merger Subsidiary is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Merger Subsidiary's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Subsidiary or Computer Associates as contemplated herein. Should any such approval or other action be required, it is currently contemplated that, except as described below under "State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust", however, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Subsidiary to elect to terminate the Offer without the purchase of Shares thereunder. Merger Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

     STATE TAKEOVER STATUTES. A number of states have adopted laws which, to varying degrees, seek to regulate attempts to acquire corporations that are incorporated in, or have substantial connections with, the state. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Based on publicly available information concerning the Company, Computer Associates does not believe that any of these laws will, by their terms, apply to the Offer or the Merger.

     In addition, the constitutional validity of state statutes regulating acquisition attempts has been the subject of considerable litigation. In its 1982 decision in EDGAR V. MITE CORP., the

Supreme Court of the United States invalidated an Illinois law that, among other things, gave Illinois officials authority to block a tender offer for any corporation having certain defined connections with the state. In 1987, however, the Supreme Court upheld an Indiana law that prevented acquirors of a controlling stake in certain Indiana corporations from voting the acquired shares until the other stockholders had approved the acquisition. The Court distinguished between state statutes that affect acquisitions of entities incorporated outside the state and those that address the internal governance, including the scope and exercise of stockholder voting rights, of in-state corporations. While the lower federal courts have relied on a similar distinction in subsequent cases, the precise extent to which an individual state may regulate acquisitions of out-of-state corporations remains unclear.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Computer Associates will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Computer Associates or Merger Subsidiary might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Merger Subsidiary might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Merger Subsidiary may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Computer Associates expects to file, and the Company expects to file, a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on or about February 9, 1999. Assuming a filing date of February 9, the waiting period applicable to the purchase of Shares pursuant to the Offer would be scheduled to expire at 11:59 P.M., New York City time, on Wednesday, February 24, 1999. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Computer Associates. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Computer Associates with such request. Thereafter, such waiting period can be extended only by court order.

     A request will be made for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The provisions of the HSR Act would similarly apply to any purchase of Shares pursuant to the Stockholder Option Agreement (other than purchases effected through a tender pursuant to the Offer), except that the initial waiting period would expire 30 days following the filing of HSR Act Notification Forms by Computer Associates and the Company and a request for additional information or material from Computer Associates or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th day after the date of substantial compliance by the Buyer and the Company with such request. Computer Associates and the Company expect to file HSR Notification Forms with respect to the Stockholder Option Agreement on or about February 9, 1999. If, as is expected, the purchase of Shares permitted by the Stockholder Option Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

     The Merger would not require an additional filing under the HSR Act if Computer Associates owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Merger Subsidiary pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Computer Associates or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws. Computer Associates does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     FOREIGN APPROVALS. According to the Company 10-K, the Company does not own property outside the United States and conducts its business in the United States. To the extent the Company conducts business in foreign countries and jurisdictions, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions in connection with the acquisition of Shares pursuant to the Offer. There can be no assurance that any such approval can be obtained, that Computer Associates will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for Computer Associates or the Company or any subsidiary of either of them. The Offer is subject to certain conditions, including conditions relating to the legal matters referred to in this Section 16. See Section 15.

     MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or maintaining margin stock, if the credit is secured directly or indirectly thereby. The borrowings under the Credit Agreements will not be directly secured by a pledge of the Shares. In addition, Computer Associates and Merger Subsidiary believe that such borrowings will not be "indirectly secured" within the meaning of the Margin Credit Regulations, as interpreted. Accordingly, Computer Associates and Merger Subsidiary believe that the Margin Credit Regulations are not applicable to the borrowings under the Credit Facility.

17.  FEES AND EXPENSES.

     Merger Subsidiary has retained D.F. King & Co., Inc. to act as the Information Agent and SunTrust Bank, Atlanta to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Computer Associates was introduced to the Company by Updata Capital. Computer Associates is obligated to pay Updata Capital a finder's fee of $3,000,000 upon completion of the Merger.

     Merger Subsidiary will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Subsidiary for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Subsidiary may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUBSIDIARY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Merger Subsidiary has filed with the Commission a Tender Offer Statement on
Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-l and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth with respect to the Company in
Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).


                                                     TheBetterPlan ("TBP"), Inc.

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
              OFFICERS OF COMPUTER ASSOCIATES AND MERGER SUBSIDIARY


1. DIRECTORS AND EXECUTIVE OFFICERS OF COMPUTER ASSOCIATES. The following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Computer Associates. Each such person is a citizen of the United States of America, except for Willem F.P. de Vogel who is a citizen of The Netherlands. Unless otherwise indicated below, the business address of each person is c/o Computer Associates, One Computer Associates Plaza, Islandia, New York 11788. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Computer Associates.

                         DIRECTORS (INCLUDING EXECUTIVE
                           OFFICERS WHO ARE DIRECTORS)

                                                                        Present Principal Occupation
               Name and                                              or Employment; Material Positions
           Business Address              Age                            Held During Past Five Years
           ----------------              ---                         ---------------------------------

Russell M. Artzt.......................  52              Director of Computer Associates since 1980.
                                                         Executive Vice President-Research and
                                                         Development since April 1987 and the Senior
                                                         Development Officer since 1976.

Willem F.P. de Vogel...................  48              Director of Computer Associates since 1991.
Three Cities Research, Inc.                              President of Three Cities Research, Inc., a private
135 East 57th Street                                     investment management firm in New York City,
New York, New York  10022                                since 1981.  From August 1981 to August 1990,
                                                         Mr. de Vogel served as a director of Computer
                                                         Associates.  He is also a director of Morton
                                                         Industrial Group.

Irving Goldstein.......................  60              Director  of  Computer Associates since 1990.
INTELSAT                                                 Former Director General and Chief Executive
3400 International Drive, N.W.                           Officer of INTELSAT, an international satellite
Washington, D.C.  20008                                  telecommunications company from February 1992
                                                         to October 1998. He was Chairman and Chief
                                                         Executive Officer of COMSAT (formerly known
                                                         as Communications Satellite Corporation) from
                                                         October 1985 to February 1992 and President
                                                         from May 1983 to October 1985, and was a
                                                         director from May 1983 to February 1992.


Richard A. Grasso......................  52              Director of Computer Associates since January
New York Stock Exchange                                  1994. Chairman and Chief Executive Officer of
11 Wall Street                                           the New York Stock Exchange since June 1995.
New York, New York  10005                                He was Executive Vice Chairman of the New
                                                         York Stock Exchange from 1991 to 1995 and
                                                         President and Chief Operating Officer of
                                                         the New York Stock Exchange from 1988 to 1995.

Shirley Strum Kenny....................  64              Director of Computer Associates since July 1994.
President's Office                                       President of State University of New York at
State University of                                      Stony Brook since 1994. She was President of
New York at Stony Brook                                  Queens College of the City University of New
Stony Brook, New York  11794                             York from 1989 to 1994.  She is also a director of
                                                         Toys "R" Us, Inc.

Sanjay Kumar...........................  36              Director of Computer Associates since January
                                                         1994. President and Chief Operating Officer
                                                         since January 1994.  He was Senior Vice
                                                         President-Planning from April 1989 to December
                                                         1992 and Executive Vice President-Operations
                                                         from January 1993 to December 1993.

Charles B. Wang........................  54              Director of Computer Associates since 1976.
                                                         Chief Executive Officer since 1976 and Chairman
                                                         of the Board since April 1980.  He is also a
                                                         director of Symbol Technologies, Inc.

                           EXECUTIVE OFFICERS WHO ARE
                                  NOT DIRECTORS

                                                                      Present Principal Occupation
            Name and                                               or Employment; Material Positions
        Business Address            Age                               Held During Past Five Years
        ----------------            ---                            ---------------------------------
Michael A. McElroy..............    54               Vice President and Secretary. He was elected
                                                     Secretary effective January 1997 and has been a Vice
                                                     President since 1989.

Charles P. McWade...............    54               Senior Vice President-Business Development since
                                                     April 1998. He was Senior Vice President-Finance
                                                     from April 1990 to April 1998. He was Senior Vice
                                                     President and Treasurer from April 1988 to March
                                                     1994.

Lisa Savino.....................    33               Vice President and Treasurer since November 1997.
                                                     She was Vice President and Assistant Treasurer April
                                                     1996 to November 1997. She was Assistant Vice
                                                     President and Assistant Treasurer from April 1995 to
                                                     April 1996.  From 1990 to March 1995, she held
                                                     various positions at Computer Associates.

Ira H. Zar......................    37               Senior Vice President-Finance and Chief Financial
                                                     Officer since July 1998. He was Senior Vice
                                                     President-Finance of Computer Associates since
                                                     November 1997. He was Senior Vice President
                                                     and Treasurer of Computer Associates from April 1994
                                                     to October 1997 and Vice President Finance from
                                                     April 1990 to April 1994.

2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUBSIDIARY. The following table sets forth the name and position with Merger Subsidiary of each director and executive officer of Merger Subsidiary and his age, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years.


              Name                 Age                              Position With Merger Subsidiary
Michael A. McElroy................ 53                Director, Vice President and Assistant Secretary of
                                                     Merger Subsidiary since its incorporation on
                                                     February 3, 1999. Vice President of Computer
                                                     Associates since April 1989 and Secretary of
                                                     Computer Associates since January 1997.

Steven M. Woghin.................. 52                Director, Vice President, Secretary and Treasurer of
                                                     Merger Subsidiary since its incorporation on
                                                     February 3, 1999. Senior Vice President and General
                                                     Counsel of Computer Associates since April 1995.
                                                     He was Vice President-Legal of Computer
                                                     Associates from April 1992 to March 1995. Prior to
                                                     1990 through April 1992, he was a partner in the law
                                                     firm of Arter & Hadden.

Ira H. Zar........................ 37                Director, President and Assistant Treasurer of
                                                     Merger Subsidiary since its incorporation on
                                                     February 3, 1999.

     None of the executive officers and directors of Computer Associates or Merger Subsidiary currently is a director of, or holds any position with, the Company or any of its subsidiaries. To the knowledge of Computer Associates and Merger Subsidiary, none of Computer Associates' or Merger Subsidiary's directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:



                        THE DEPOSITARY FOR THE OFFER IS:

                             SUNTRUST BANK, ATLANTA


         BY MAIL:              FACSIMILE TRANSMISSION (FOR       BY HAND OR OVERNIGHT COURIER:
 SunTrust Bank, Atlanta        ELIGIBLE INSTITUTIONS ONLY):         SunTrust Bank, Atlanta
       P.O. Box 4625                 404-865-5371                     58 Edgewood Avenue
     Atlanta, GA 30302               404-332-3875                          Room 225
                                 CONFIRM BY TELEPHONE:                 Atlanta, GA 30303
                                     800-568-3476



     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.



                     THE INFORMATION AGENT FOR THE OFFER IS:


                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 659-5550